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                                                                    EXHIBIT 3.I

                           ARTICLES OF INCORPORATION

                                       OF

                             NAPA NATIONAL BANCORP



                                     FIRST
                                     -----

                        The name of this corporation is:

                             Napa National Bancorp


                                     SECOND
                                     ------

                    The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                     THIRD
                                     -----

                    The name and address of this corporation's initial agent for service of process is:

                                  Alan G. Tait
                               1500 Third Street
                                   Suite "D"
                                 Napa, CA 94558


                                     FOURTH
                                     ------

                    (a) This corporation is authorized to issue two classes of shares designated "Preferred Stock" and "Common Stock", respectively. The number of shares of Preferred
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          Stock authorized to be issued is One Million (1,000,000) and the number of shares of Common Stock authorized to be issued is Twenty Million (20,000,000).

                    (b) The Preferred Stock may be divided into such number of series as the board of directors may determine. The board of directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon the Preferred Stock or any series thereof with respect to any wholly unissued class or series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The board of directors, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

                    IN WITNESS WHEREOF, for the purpose of forming this corporation under the laws of the State of California I, the undersigned incorporator, have executed these Articles of Incorporation this 30th day of October, 1981.


                                                        /s/ Ronald W. Bachli
                                                      _________________________
                                                            RONALD W. BACHLI

                                      -2-
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                                  DECLARATION
                                  -----------


                    I declare that I am the person who executed the foregoing Articles of Incorporation and that said instrument is my act and deed.
                    Executed at San Francisco, California, this 30th day of October, 1981.

                                            /s/ Ronald W. Bachli
                                      _____________________________
                                               RONALD W. BACHLI